For Immediate Release	Investor contact:	Brad Holmes
(713)304-6962
B_holmes@att.net

Operations, Acquisitions Update and Capital Budget

Midland, Texas – Market Wire – April 21, 2009 – Doral Energy Corp (OTCBB:DEGY) (“Doral” or the “Company”), an independent oil and gas exploration and production company has provided an update on its operations, potential acquisitions and capital budget.

Third Party Reserve Report

Doral announced that it has engaged Russell K. Hall & Associates, Inc., of Midland Texas, to develop a comprehensive third-party report of reserves for all the properties held by Doral. Russell K. Hall & Associates, Inc., an independent petroleum engineering consulting firm, provides oil and gas evaluations for properties located throughout the United States with a special emphasis on the Permian Basin. Russell K. Hall and Associates was founded in 1996 and provides reserve engineering and evaluation services to both private and public oil and gas firms, and are accepted by state and national banks and investment firms.

Work on the reserve report has already begun and Doral expects to have a completed report by late May of this year. This third-party independent reserve report is a key element in Doral’s ongoing efforts to replace its existing $50 million credit facility with Macquarie Bank Limited with a more traditional reserve-based revolving credit facility.

Proposed Miltex Acquisition

Doral has re-negotiated with Miltex Oil Company (“Miltex”) the terms of Doral’s proposed acquisition of Miltex’s six (6) San Andres waterflood units (the “Miltex Properties”). The deadline for Doral’s proposed acquisition of the Miltex Properties has been changed from April 21, 2009 to May 29, 2009, with extension clauses to adjust the Closing Date to July 31, 2009, if necessary. The Effective Date of the Miltex Acquisition, however, remains at the original date of March 1, 2009. The revised total acquisition cost of the Miltex Properties is $2,635,000 plus 25,000 restricted shares of Doral common stock (with piggy-back registration rights), of which $2,400,000 will be due payable to Miltex at Closing.

The Miltex Properties are comprised of 3,061 contiguous acres in Cochran County, Texas, within the Levelland Field. The Miltex Properties leasehold is made up of six (6) producing San Andres waterflood oil and gas units, with 41 producing wells and 33 water injection wells. Current gross production from the Properties is approximately 130 barrels of oil equivalent (BOE) per day (92 BOE per day net).

Doral believes it can both increase production and reduce lease operating costs on the Miltex Properties. Doral believes oil production has suffered due to a lack of additional make-up water injection volumes, and Doral believes oil production can be improved with increased water injection rates in the unit waterflood operations.

Operations Update

Doral is also pleased to announce it has been successful in increasing daily oil production from its current properties. From August 2008 – January 2009, Doral has increased gross daily oil production by 30% from its Hanson Properties in Eddy County, New Mexico. This production increase has been accomplished by restoring wells to production, optimizing artificial lift, cutting paraffin, replacing bad tubing, and optimizing surface equipment.

In Doral’s recent Phase 0 – Stage 1 Work Program, funded from its existing credit facility and field cash flow, Doral was able to re-work and repair 17 wells. The results of this initial Work Program surpassed pre-job incremental production estimates by 1.64 times, while spending only 84% of the pre-job estimated AFE costs. Doral has already identified another 75 wells requiring similar repair job workovers in its Hanson Properties where it believes comparable production improvements could be achieved, potentially adding tremendous near-term upside.

Subject to the availability of financing, Doral expects to continue this work effort and to increase oil and gas production throughout the remainder of this year. Doral’s operating team has significant experience in the region and a track record of success in increasing production and arresting production decline rates from wells completed in these reservoirs.

Capital Budget

Subject to the availability of financing, Doral announced it expects to spend approximately $10 million before December 31, 2009. This amount will provide capital for anticipated acquisitions, including the proposed Miltex Properties acquisition, as well as capital expenditures to repair production equipment, conduct additional workovers, and drill infill proved undeveloped locations within Doral’s existing leasehold acreage.

Drilling Obligations

Currently, Doral does not have any drilling obligations. Doral targets and has successfully acquired only producing properties and acreage that is classified as HBP (held by production). This strategy allows Doral to dictate when and how many development wells are to be drilled on its acreage, thus allowing Doral to control its own destiny. At today’s lower oil and gas prices, many of Doral’s competitors are being forced to either deploy capital to drill currently un-economical or marginally-economical wells, rather than jeopardize losing their leasehold acreage due to onerous lease development drilling obligations.

Doral will continue to hold to this strategy for all future acquisitions, thus adhering to Doral’s philosophy of acquiring undervalued assets that can be exploited either via repair job workovers, or infill drilling opportunities.

Management Comments

Mr. E. Will Gray II, Chief Executive Officer and Vice Chairman of Doral said; “I am very pleased with the success we have enjoyed to date. Our senior management’s ability to increase daily production and reserves over such a short period of time and with so little capital expenditure proves our business strategy is sound and that we have the right people in place to execute that strategy.” Mr. Gray went on to say, “We have set several major goals that we hope to achieve prior to the end of 2009. These goals include, in no particular order:

  Completing an independent third-party reserve report.
  Acquiring a more traditional senior revolving credit facility that provides a large enough borrowing base to re-finance Doral’s current $50 million credit facility provided by Macquarie Bank Limited.
  Submitting an application to the NYSE Amex for a listing on a more senior exchange in an effort to attract more long term investors.
  Achieving daily production in excess of 600 BOEPD via both organic growth as well as additional M&A activity.
  Identifying qualified people to add to Doral’s Board of Directors to meet the requirements of the NYSE Amex.

We certainly have our work cut out for us, but I have every confidence that we have the right people in place at Doral to meet all of these objectives in a timely and cost effective manner.”

About Doral Energy Corp.

Doral Energy Corp. (“Doral” or the “Company”) is an independent oil and gas exploitation and development company headquartered in Midland, Texas. Doral trades on the OTC Bulletin Board under the symbol “DEGY”. Doral is focused on acquiring producing fields with exploitation opportunities in the Permian Basin of Texas and New Mexico. The Permian Basin has produced a total of 30 billion barrels of oil equivalent (BOE) in over 80 years as a major force in U.S. oil and gas production. The Basin still contains an estimated 22% of the remaining U.S. oil reserves, and continues to be an area of prominent activity amongst major energy companies, independents, and even small “mom and pop” operators. The Permian Basin will continue to play a very significant role in U.S. domestic oil and gas production for many years to come.

Though Doral certainly does not exclude promising opportunities in other regions, having its corporate headquarters located in Midland, Texas, in the heart of the Permian Basin, positions Doral well to find acquisition targets in the region that meet its requirements and can be effectively operated from a central Permian Basin home base in Midland.

Forward Looking Statements

This news release contains forward-looking statements that are not historical facts and are subject to risks and uncertainties. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined, and assumptions of management. Forward looking statements are generally, but not always, identified by the words "expects", "plans", "anticipates", "believes", "intends", "estimates", "projects", "aims", "potential", "goal", "objective", "prospective", and similar expressions or that events or conditions "will", "would", "may", "can", "could" or "should" occur. Information concerning oil or natural gas reserve estimates may also be deemed to be forward looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed. Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of Doral. It is important to note that actual outcomes and Doral's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include misinterpretation of data, inaccurate estimates of oil and natural gas reserves, the uncertainty of the requirements demanded by environmental agencies, Doral's ability to raise financing for operations, breach by parties with whom Doral has contracted, inability to maintain qualified employees or consultants because of compensation or other issues, competition for equipment, inability to obtain drilling permits, potential delays or obstacles in drilling operations and interpreting data, the likelihood that no commercial quantities of oil or gas are found or recoverable, and Doral’s ability to participate in the exploration of, and successful completion of development programs on, all aforementioned prospects and leases. In particular, there is no assurance that Doral will be able to complete the acquisition of the Miltex Properties or that Doral will be able to obtain financing in an amount sufficient to enable it to re-finance its current credit facility or to complete Doral’s proposed acquisitions or improvement programs. In addition, there is no assurance that Doral will be able to obtain a listing on the NYSE Amex or any other exchange or market more senior to the current market on which Doral’s common stock is traded. Additional information on risks and uncertainties that may affect Doral can be found in Doral's filings with the US Securities and Exchange Commission.

Contact:
Contacts:
Doral Energy Corp.
Brad Holmes
Investor Relations,
(713)654-4009
B_holmes@att.net
Website: http://www.DoralEnergy.com

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